Exhibit 10.2

Wednesday February 14, 7:01 pm Eastern Time

Press Release

Pope Resources Announces Major Timberland Acquisition

    POULSBO, Wash.—(BUSINESS WIRE)—Feb. 14, 2001—Pope Resources (Nasdaq:POPEZ-news) announced today that it has entered into a definitive purchase and sale agreement with Plum Creek Timber Company, Inc. to acquire 44,500 acres of industrial timberland in southwest Washington for approximately $54 million.

    This acquisition accomplishes an important strategic goal for the company," stated Allen E. Symington, Pope Resources Chairman and CEO. "Like many western timberland owners, Pope Resources' timberlands have a bimodal distribution of age classes. This means we own a large quantity of acres containing mature timber and an even larger land base with relatively immature timber, creating an age-class gap in between. We established a goal to remedy this situation by acquiring lands that will fill this age class gap in such a way as to even out future cash flows generated from the company's timberland holdings.

    Acquiring these Plum Creek timberlands, a well managed property containing over 200 million board feet of standing timber inventory, will significantly fill the age-class gap of our existing 74,000-acre fee timberland base. It increases our fee ownership by 60% and diversifies our product markets between Puget Sound, southwest Washington, and northwest Oregon. This acquisition is squarely aligned with our decision to focus the company around timberland ownership and management.

    The acquisition will be financed by a mixture of senior debt and a short-term revolving acquisition credit facility. As such, we expect this acquisition to be dilutive to Pope Resources earnings for a period of one to two years, but in line with our stated mission of adding long-term value for our unitholders."

    Pope Resources, a publicly traded limited partnership, owns or manages over 600,000 acres of timberland and development property in Washington, Oregon, California, and British Columbia and provides forestry consulting and timberland investment management services to third-party owners and managers of timberland.